Exhibit 5.1

Our ref	GWG/278609/11818677v4
Your ref

Spreadtrum Communications, Inc.	Direct:	+1 345 814 5464
PO Box 309GT, Ugland House	Cell:	+1 345 525 5464
South Church Street, George Town	E-mail:	gareth.griffiths@maplesandcalder.com
Grand Cayman, Cayman Islands

26 June 2007

Dear Sir

Re: Spreadtrum Communications, Inc.

We have acted as Cayman Islands legal advisers to Spreadtrum Communications, Inc. (the “Company”), a company incorporated in the Cayman Islands, and have been requested to render this opinion in connection with the Company’s Form F-1 Registration Statement, including all amendments or supplements thereto (the “Registration Statement”), originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on 6 June 2007 (Registration No. 333-143555) in respect of 31,020,600 Ordinary Shares, US$0.0001 par value, in the capital of the Company (the “Shares”) to be issued in connection with the offering and sale of American Depositary Shares, each representing three (3) Shares. Such public offering is being underwritten pursuant to an underwriting agreement dated 26 June 2007 (the “Underwriting Agreement”) among the Company, certain selling shareholders named therein (the “Selling Shareholders”) and the underwriters named therein.

1 DOCUMENTS REVIEWED

For the purpose of this opinion, we have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	the Certificate of Incorporation of the Company and the Seventh Amended and Restated Memorandum of Association and Eighth Amended and Restated Articles of Association of the Company as registered or adopted on 8 May 2007 and the Eighth Amended and Restated Memorandum of Association and Ninth Amended and Restated Articles of Association of the Company as conditionally adopted by special resolution of the shareholders on 15 June 2007;

1.2	the minutes of the meetings of the Board of Directors of the Company held on 6 June 2007 and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.3	the register of members of the Company provided to us by Wilson, Sonsini, Goodrich & Rosati (the “Register of Members”);

1.4	a Certificate of Good Standing issued by the Registrar of Companies of the Cayman Islands dated 26 June 2007 (the “Certificate of Good Standing”);

1.5	draft resolutions of the shareholders of the Company relating, inter alia, to an increase of the authorised share capital of the Company (the “Shareholder Resolutions”);

1.6	a certificate from a director of the Company dated 26 June 2007, a copy of which is annexed hereto (the “Director’s Certificate”); and

1.7	the Registration Statement.

2 ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	all signatures, initials and seals are genuine.

3 OPINIONS

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The Ordinary Shares to be offered and sold by the Selling Shareholders have been legally issued and are fully paid and non-assessable.

3.3	The issue of the Shares to be issued by the Company has been authorised, and when issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company and when appropriate entries have been made in the Register of Members of the Company, such Shares will be legally issued, fully paid and non-assessable.

3.4	The authorised share capital of the Company is US$21,772.3721 divided into 135,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each, 14,635,005 Series A Preference

Shares of a nominal or par value of US$0.0001 each, 26,134,961 Series B Preference Shares of a nominal or par value of US$0.0001 each, 34,852,006 Series C Preference Shares of a nominal or par value of US$0.0001 each and 7,101,749 Series D Preference Shares of a nominal or par value of US$0.0001 each. Upon the passing of the Shareholder Resolutions the authorised share capital of the Company will be US$56,500.0000 divided into 550,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each and 15,000,000 Preference Shares of a nominal or par value of US$0.0001 each.

4 QUALIFICATIONS

This opinion is subject to the following qualification and limitation that our opinion is based on the Register of Members and that, under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the headings, “Description of Share Capital,” “Enforceability of Civil Liabilities,” “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/  Maples and Calder

MAPLES and CALDER

Spreadtrum Communications, Inc.

PO Box 309GT, Ugland House

South Church Street, George Town

Grand Cayman, Cayman Islands

26 June 2007

To: Maples and Calder

PO Box 309GT

Ugland House

South Church Street

George Town

Grand Cayman

Cayman Islands

Dear Sirs

Spreadtrum Communications, Inc. (the “Company”)

I, Ping Wu, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify in my capacity as a director of the Company that:

1	The Memorandum and Articles of Association of the Company as adopted or registered 15 June 2007 remain in full force and effect and are unamended.

2	The minutes of the meeting of the board of directors held on 6 June 2007 (the “Meeting”) are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout and at which each director disclosed his interest (if any), in the manner prescribed in the Articles of Association.

3	The authorised share capital of the Company is US$21,772.3721 divided into 135,000,000 Ordinary Shares of a nominal or par value of US$0.0001 each, 14,635,005 Series A Preference Shares of a nominal or par value of US$0.0001 each, 26,134,961 Series B Preference Shares of a nominal or par value of US$0.0001 each, 34,852,006 Series C Preference Shares of a nominal or par value of US$0.0001 each and 7,101,749 Series D Preference Shares of a nominal or par value of US$0.0001 each.

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way.

5	The resolutions set forth in the minutes of the Meeting were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

6	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) (duly convened in accordance with the Articles of Association) and all resolutions passed at the meetings, or passed by written consent as the case may be.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

8	The Shares have been issued as fully paid and non-assessable and the Company has received payment therefore and entries have been made in the register of members in respect thereof.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

SPREADTRUM COMMUNICATIONS, INC.

Signature: /s/ Ping Wu

Ping Wu

Chairman of the Board of Directors

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